Exhibit 99

ANADARKO REVISES 3RD QUARTER 2001 FINANCIAL RESULTS
TO CORRECT ERROR IN "CEILING TEST" CALCULATION

REVISED NON-CASH CHARGE CREATES LOSS FOR 2001
BUT INCREASES EARNINGS IN 4TH QUARTER 2001

     HOUSTON - Jan. 29, 2002 - Anadarko Petroleum Corporation (NYSE: APC) said today the company would correct financial results for the third quarter 2001 because of an error in calculating an impairment of the book value of U.S. oil and gas properties.

     Anadarko will file a revised Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC) for the quarter ended Sept. 30, 2001, which will include an additional non-cash, pre-tax write-down of $1.70 billion ($1.08 billion after-tax, or $4.33 per share, diluted). When combined with Anadarko's previously announced ceiling-test charge for the third quarter 2001 for oil and gas properties in Canada and South America, the total third-quarter ceiling test charge will be $2.53 billion ($1.57 billion after-tax, or $6.26 per share, diluted).

     The third-quarter charges are caused by low oil and gas prices in U.S. and Canadian markets on Sept. 30, 2001. The error arose out of using incorrect figures for both the tax basis and deferred taxes on U.S. properties acquired in the merger with Union Pacific Resources (UPR) for purposes of determining the impairment. It was found when preparing year-end reports as the company reconciled a quarterly ceiling test against its tax returns.

     "We made an isolated error, and we corrected it as promptly and forthrightly as possible," said Mike Rose, Anadarko chief financial officer. "We have reviewed the miscalculation with our outside auditing firm and with our Board of Directors."

     The non-cash ceiling test write-down increases Anadarko's reported loss for the third quarter 2001 and will give the company a loss for the full year 2001. As a result, future expenses for depreciation, depletion and amortization (DD&A) will be reduced, and earnings for the fourth quarter 2001 will increase. In addition, at current production rates, net income should increase by about $100 million annually for the next several years as a result of reduced DD&A related to this impairment of U.S. properties. Anadarko's 2001 financial and operating results will be reported Jan. 31, 2002.

     The company's previously reported total capitalization at the end of the third quarter 2001 was about 39 percent debt and 61 percent equity. With this correction, debt was about 43 percent of total capitalization at the end of the third quarter.

     "Cash flow is unchanged, and the company's ability to carry out its 2002 capital program is unaffected by the non-cash impairments," said John N. Seitz, Anadarko president and chief executive officer. "The high quality oil and gas reserves Anadarko has built over the past 40 years are not affected by this action."

BACKGROUND ON THE SEC "FULL-COST" CEILING TEST

     Anadarko's third-quarter impairments result from applying what is commonly known as a "ceiling test" under rules prescribed by the SEC for exploration and production companies such as Anadarko that use the "full-cost" method of accounting.

     The test determines a limit (or ceiling) on the book value of oil and gas properties. That limit is basically the after-tax, present value of the future net revenues from proved crude oil and natural gas reserves. Future revenues are calculated based on estimated production volumes using the oil and gas prices in effect on the last day of the quarter, held flat for the life of the reserves and discounted at a prescribed 10 percent discount rate. Future income taxes, based on the existing tax rates, are deducted from the future net revenues to determine the ceiling. This ceiling is then compared to the book value of the oil and gas properties reduced by any related deferred income tax liability. If this net book value exceeds the ceiling, an impairment (or non-cash write-down) is required. In effect, the actual tax basis for the UPR properties was lower than what had been used in making the earlier calculations of future income taxes.

CHRONOLOGY OF EVENTS

     On Oct. 25, 2001, Anadarko announced third-quarter earnings that reflected a ceiling test write-down based on low oil and gas prices at the end of the quarter. That write-down related primarily to Canadian oil and gas properties. As a result, Anadarko announced a net loss for the third quarter of $270 million (or $1.08 per share diluted). Excluding the impairments, Anadarko's earnings for the third quarter 2001 were reported to be $213 million, or 81 cents per share, diluted. For the nine-month period ended Sept. 30, 2001, Anadarko's net income available to common stockholders was reported to be $787 million, or $2.98 per share, diluted. Excluding the impairments, income was reported to be $1.28 billion, or $4.83 per share, diluted. The original Report on Form 10-Q was filed with the SEC on Nov. 14, 2001.

     On Jan. 14, Anadarko announced preliminary operating results for 2001 including double-digit growth in oil and gas production and reserves. The news release included guidance for fourth quarter 2001 earnings of about 25 cents per share diluted and for full-year 2001 earnings of about $3 per share diluted, or about $5 per share excluding the effect of the write-downs announced Oct. 19, 2001. The release also included the company's initial outlook for capital spending and production volumes in 2002.

     During the week of Jan. 21, Anadarko identified and confirmed the potential for an additional write-down for the third quarter 2001. It was determined that incorrect figures had been used to calculate the tax basis and deferred income tax liability for certain U.S. oil and gas properties previously owned by UPR (which merged with Anadarko in July 2000) for purposes of determining the impairment. When the proper tax calculations were compiled, Anadarko thoroughly reviewed its internal processes and recalculated ceiling tests for every quarterly period since July 2000. There was only one instance - the third quarter of 2001 - where a ceiling test impairment was required. Anadarko notified its outside auditing firm (KPMG LLP), and the company's Board of Directors, all of whom agree with the company's findings and subsequent correction of third quarter 2001 results.

FINANCIAL INFORMATION BEFORE & AFTER CORRECTION

millions, except per share

	Reported	Corrected	Reported	Corrected
	3Q 2001	3Q 2001	3Q YTD	3Q YTD
Net income (loss)	$(270)	$(1,353)	$787	$(296)
Net income, excluding impairments	$213	$213	$1,279	$1,279
Earnings (loss) per share	$(1.08)	$(5.41)	$2.98	$(1.18)
Earnings per share, excluding impairments	$0.81	$0.81	$4.83	$4.83
Cash flow(a)	$735	$735	$2,901	$2,901
Cash flow per share	$2.94	$2.94	$11.60	$11.60

(a) Cash flow from operations before changes in assets and liabilities

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2000 Annual Report on Form 10-K.

CONTACT: Anadarko Petroleum, Houston
MEDIA CONTACTS:
Teresa Wong, teresa_wong@anadarko.com, (281) 873-1203 or
Anne Vincent, anne_vincent@anadarko.com, (281) 876-8368 or
Lee Warren, lee_warren@anadarko.com, (281) 874-3321 or
INVESTOR CONTACTS:
Paul Taylor, paul_taylor@anadarko.com, (281) 874-3471 or
David Larson, david_larson@anadarko.com, (281) 874-3265 or
Stewart Lawrence, stewart_lawrence@anadarko.com, (281) 874-3326